Contact:

Jennifer K. Crittenden
Vice President, Finance
Anadys Pharmaceuticals, Inc.
(858) 530-3617
jcrittenden@anadyspharma.com

ANADYS PHARMACEUTICALS ANNOUNCES PRICING OF COMMON STOCK OFFERING

San Diego, Aug. 4, 2005 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS) today announced the pricing of its public offering of 5,000,000 shares of its common stock at a price of $12.40 per share. The gross proceeds, before commissions and expenses, of the public offering will be approximately $62 million. Anadys has also granted the underwriters of the offering an over-allotment option to purchase an additional 750,000 shares of common stock. All of the shares are being sold by Anadys Pharmaceuticals. The offering is expected to close on August 10, 2005.

Credit Suisse First Boston LLC and SG Cowen & Co., LLC are acting as joint book runners for the offering. Piper Jaffray and Needham & Company, LLC are acting as co-managers.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares of common stock that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer of shares of common stock will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Copies of the final prospectus supplement and accompanying prospectus may be obtained from Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, New York 10010-3629 (212-325-2580), SG Cowen & Co., LLC, 1155 Long Island, Edgewood, New York 11717 (631-254-7106), Piper Jaffray, U.S. Bancorp Center, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402 (612-303-6000) and Needham & Company, LLC, 445 Park Avenue, New York, New York 10022 (212-371-8300).

Anadys Pharmaceuticals is committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis C virus, hepatitis B virus and bacterial infections.

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